EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-189668) of Home Bancorp Wisconsin, Inc. of our report dated December 23, 2014, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Home Bancorp Wisconsin, Inc. for the year ended September 30, 2014.

/s/ WIPFLI LLP

WIPFLI LLP

Madison, Wisconsin

December 23, 2014